SCHEDULE 14A INFORMATION

                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

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Check the appropriate box:
|_|  Preliminary Proxy Statement
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     14-6(e)(2)
|X|  Definitive Proxy Statement
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|_|  Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                          Level 3 Communications, Inc.



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     fee was paid  previously.  Identify  the  previous  filing by  registration statement number, or the Form or Schedule and the date of its filing.

1)   Amount Previously Paid:
2)   Form, Schedule or Registration Statement No.:
3)   Filing Party:
4)   Date Filed:

[Logo]


                          LEVEL 3 COMMUNICATIONS, INC.
                               3555 Farnam Street
                                 Omaha, NE 68131

                                                                  April 26, 1999
Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Level 3 Communications, Inc. ("Level 3") to be held at 9:00 a.m. on May 27, 1999, at The Omaha Civic Auditorium Music Hall, 17th and Davenport, Omaha, Nebraska 68101.

     At the Annual Meeting you will be asked to consider and act upon the following matters:

o    the  reelection  to the  Board of  Directors  of  Level 3 of four  Class II
     Directors  for  a  three-year   term  until  the  2002  Annual  Meeting  of
     Stockholders;

o the adoption of an amendment to Level 3's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 1.5 billion; and

o the transaction of such other business as may properly come before the Annual Meeting.

     The Level 3 Board of Directors recommends that its stockholders reelect four Class II directors for a three-year term until the 2002 Annual Meeting of Stockholders and approve the proposed amendment to the Restated Certificate of Incorporation. See "REELECTION OF CLASS II DIRECTORS PROPOSAL" and "COMMON STOCK PROPOSAL," respectively.

     Information concerning the matters to be considered and voted upon at the Annual Meeting is set forth in the attached Notice of Annual Meeting and Proxy Statement. It is important that your shares be represented at the Annual Meeting, regardless of the number you hold. Therefore, whether or not you plan to attend the Annual Meeting, as soon as possible please either deliver your proxy by calling the toll free telephone number or by accessing the Internet, as described in the enclosed telephone and Internet voting instructions. In addition to these convenient methods of voting, you can sign, date and return your proxy card in the envelope that has been provided. This will not prevent you from voting your shares in person if you subsequently choose to attend the Annual Meeting.

                                                     Sincerely,

                                                     /s/ Walter Scott, Jr.

                                                     Walter Scott, Jr.
                                                     Chairman of the Board

[Logo]




                          LEVEL 3 COMMUNICATIONS, INC.
                               3555 Farnam Street
                                 Omaha, NE 68131


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                             To be held May 27, 1999

To the Stockholders of Level 3 Communications, Inc.:

     The Annual Meeting of Stockholders of Level 3 Communications, Inc., a Delaware corporation ("Level 3"), will be held at The Omaha Civic Auditorium Music Hall, 17th and Davenport, Omaha, Nebraska 68101 at 9:00 a.m. on May 27, 1999 for the following purposes:

1. To reelect the four class II Directors to the Board of Directors of Level 3 for a three-year term until the 2002 Annual Meeting of Stockholders;

2. To adopt an amendment to Level 3's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 1.5 billion; and

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

     The Board of Directors has fixed the close of business on April 7, 1999 as the record date for the determination of the holders of the common stock, par value $.01 per share of Level 3 (the "Level 3 Common Stock") entitled to notice of, and to vote at, the meeting. Accordingly, only holders of record of Level 3 Common Stock at the close of business on that date will be entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

     The four class II Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. The proposal to adopt an amendment to Level 3's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 1.5 billion requires the affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all outstanding shares of Level 3 Common Stock.

     The matters to be considered at the Annual Meeting are more fully described in the accompanying Proxy Statement, and the annex thereto, which form a part of this Notice.

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PREPAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. IN ADDITION, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU MAY VOTE YOUR SHARES BY CALLING THE TOLL FREE TELEPHONE NUMBER OR BY ACCESSING THE INTERNET AS MORE FULLY EXPLAINED IN THE TELEPHONE AND INTERNET VOTING INSTRUCTIONS. ANY STOCKHOLDER ATTENDING THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THAT STOCKHOLDER HAS RETURNED A PROXY.

                       By Order of the Board of Directors

                                                     /s/ Walter Scott, Jr.

                                                     Walter Scott, Jr.
                                                     Chairman of the Board

Dated:  April 26, 1999

[Logo]





                          LEVEL 3 COMMUNICATIONS, INC.
                               3555 Farnam Street
                                 Omaha, NE 68131

                                 Proxy Statement
                                 April 26, 1999

                         ANNUAL MEETING OF STOCKHOLDERS
                                  May 27, 1999

                             SOLICITATION AND VOTING

     This Proxy Statement ("Proxy Statement") is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the "Board") of Level 3 Communications, Inc. ("Level 3" or the "Company") to be voted at the Annual Meeting of Stockholders to be held on May 27, 1999, or any adjournment thereof (the "Annual Meeting"). This Proxy Statement, the Notice of Annual Meeting and the accompanying Proxy are being mailed to Stockholders on or about April 28, 1999.

     As of April 7, 1999, the record date for the determination of persons entitled to vote at the Annual Meeting, there were 338,125,256 shares of the Company's Common Stock, par value $.01 per share (the "Level 3 Common Stock"), outstanding. Each share of Level 3 Common Stock is entitled to one vote on each matter to be voted upon by the Stockholders at the Annual Meeting.

     The four Class II Directors will be elected by a plurality of the votes cast by holders of Level 3 Common Stock present in person or by proxy and entitled to vote at the Annual Meeting. The proposal to adopt an amendment to Level 3's Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 1.5 billion requires the affirmative vote of the holders of a majority of the votes entitled to be cast in respect of all outstanding shares of Level 3 Common Stock.

     The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Level 3 Common Stock entitled to vote as of the Record Date is required to constitute a quorum at the Annual Meeting. Under applicable Delaware law, abstentions and "broker non-votes" (that is, proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owner or other persons entitled to vote shares as to a matter with respect to which the brokers or nominees do not have discretionary power to vote) will be treated as present for purposes of determining the presence of a quorum at the Annual Meeting. If such a quorum should not be present, the Annual Meeting may be adjourned from time to time until the necessary quorum is obtained.

     All shares of Level 3 Common Stock represented by properly executed proxies which are returned and not revoked will be voted in accordance with the instructions, if any, given therein. If no instruction are provided in a proxy, it will be voted FOR the Board's nominees for Director, FOR adoption of amendment to the Restated Certificate of Incorporation, and in accordance with the proxy-holders' best judgment as to any other business raised at the Annual Meeting. If you elect to deliver your proxy by telephone or the Internet as described in the enclosed telephone and Internet voting instructions, your shares will be voted as you direct. Your telephone or Internet delivery authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

     Any Stockholder who delivers, whether by telephone, Internet or through the mail, a proxy may revoke it at any time before it is voted by delivering to the Secretary of the Company a written statement revoking the proxy, by executing and delivering a later dated proxy, by using the telephone voting procedures, the Internet voting procedures or by voting in person at the Annual Meeting.

     Level 3 will bear its own cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by the directors and officers of Level 3 by personal interview, telephone, telegram or e-mail. Such directors and officers will not receive additional compensation for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements may also be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of shares of Level 3 Common Stock held of record by such persons, in which case Level 3 will reimburse such brokerage firms, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

                    REELECTION OF CLASS II DIRECTORS PROPOSAL

     The Level 3 Board of Directors currently consists of 11 directors, divided into three classes, designated Class I, Class II and Class III. Class I and Class II consists of four directors and Class III consists of three directors. Class I currently has one vacancy. All four of the current Class II directors are standing for reelection. At the Annual Meeting, these Class II Directors will be reelected to hold office for a three-year term until the 2002 annual meeting, or until their successors have been elected and qualified. If any nominee shall, prior to the Annual Meeting, become unavailable for election as a Director, the persons named in the accompanying form of proxy will vote for that nominee, if any, in their discretion as may be recommended by the Level 3 Board of Directors, or the Level 3 Board of Directors may reduce the number of Directors to eliminate the vacancy.

Information as to Nominees for Election as Class I Directors

     The  respective  ages,   positions  with  Level  3,  business   experience,
directorships in other companies and Level 3 Board of Directors committee memberships, of the nominees for election are set forth below.

     William L. Grewcock, 73, has been a director of Level 3 since January 1968. Prior to the separation of the Company's construction related business and its non-construction related business in March 1998 (See Explanatory Note below), Mr. Grewcock was Vice Chairman of the Company for more than five years. He is presently a director of Peter Kiewit Sons', Inc. ("PKS"). Mr. Grewcock is a member of the Audit Committee of the Board of Directors.

     Richard R. Jaros, 47, has been a director of Level 3 since June 1993 and served as President of Level 3 from 1996 to 1997. Mr. Jaros served as Executive Vice President of Level 3 from 1993 to 1996 and Chief Financial Officer of Level 3 from 1995 to 1996. He also served as President and Chief Operating Officer of MidAmerican Energy Holdings, Inc. ("MidAmerican") from 1992 to 1993, and is presently a director of MidAmerican, Commonwealth Telephone Enterprises, Inc. ("Commonwealth") and RCN Corporation ("RCN"). Mr. Jaros is a member of the Compensation Committee of the Board of Directors.

     Robert E. Julian, 59, has been a director of Level 3 since March 1998. Mr. Julian has also been Chairman of the Board of PKS Information Services, Inc., a wholly owned subsidiary of Level 3 since 1995. Mr. Julian was also a director from 1987 to June 1997. From 1992 to 1995 Mr. Julian served as Executive Vice President and Chief Financial Officer of Level 3. Mr. Julian is the chairman of the Audit Committee of the Board of Directors.

     David C. McCourt, 42, has been a director of Level 3 since March 1998. Mr. McCourt has also served as Chairman and Chief Executive Officer of Commonwealth and RCN since October 1997. From 1993 to 1997 Mr. McCourt served as Chairman of the Board and Chief Executive Officer of C-TEC Corporation. Mr. McCourt is a member of the Audit Committee and Compensation Committee of the Board of Directors.

     The Board of Directors unanimously recommends a vote FOR the nominees named above.

Explanatory Note

     On March 31, 1998, the Company exchanged for all of its then outstanding Class C Stock, all of the capital stock of a subsidiary (the "Construction Subsidiary") holding the stock of Kiewit Construction Group Inc. ("KCG"), the construction subsidiary of the Company (the "Split-off"). In connection with the Split-off, the Company was renamed "Level 3 Communications, Inc." and the Construction Subsidiary was renamed "Peter Kiewit Sons', Inc."

     Information presented in this Proxy Statement relating to periods prior to March 31, 1998, relate to information for the members of the Company's Board of Directors and executive officers at that time.

Board of Directors' Meetings

     The Level 3 Board of Directors had 8 formal meetings in 1998 and acted by written consent action on 6 occasions. In 1998, no director attended less than 75% of the meetings of the Board of Directors and the committees of which he was a member.

Executive Committee

     The Executive Committee exercises, to the maximum extent permitted by law, all powers of the Board of Directors between board meetings, except those functions assigned to specific committees.

Audit Committee

     The Audit Committee reviews the services provided by Level 3's independent auditors, consults with the independent auditors and reviews the need for internal auditing procedures and the adequacy of internal controls.

     In connection with the Company's relocation of its principal executive offices to Broomfield, Colorado, the Company has designated Arthur Andersen LLP as independent auditors to audit the Level 3 financial statements for the 1998 fiscal year.

Compensation Committee

     The Compensation Committee determines the compensation of the Chief Executive Officer and reviews the compensation and stock option awards of all other executives.

Compensation Committee Interlocks and Insider Participations

     Prior to the Split-off, the Compensation Committee of the Company consisted of Messrs. Robert B. Daugherty and Charles M. Harper and Mr. Peter Kiewit, Jr., none of whom is an officer or employee of Level 3. After the Split-off, the Compensation Committee of the Company consists of Messrs. Michael B. Yanney, David C. McCourt, Philip B. Fletcher (effective March 1999) and Richard R. Jaros, none of whom is an officer or employee of the Company. Mr. Jaros has entered into a separation agreement with the Company, pursuant to which, among other things, he has received certain severance payments. See "Certain Relationships and Related Transactions."

Compensation Committee Report

     The Compensation Committee (the "Committee") is responsible for determining the cash and equity compensation of James Q. Crowe, President and Chief Executive Officer. The Committee reviews and approves the cash compensation of certain of Level 3's other senior executives based upon the recommendations of Mr. Crowe.

     Level 3 believes that the compensation levels of its executive officers, who provide leadership and strategic direction, should consist of: (i) fair base salaries, (ii) significant cash bonus opportunities based on achievement of objectives established by Level 3 and (iii) ownership of Level 3 Common Stock and stock options to join management's interests with stockholders' interests, targeted to provide opportunities that are comparable to other similarly situated telecommunications and high growth technology companies.

     Level 3 considers the following factors (ranked in order of importance) when determining compensation of executive officers: (i) Level 3's performance measured by attainment of specific objectives, (ii) the individual performance of each executive officer, (iii) Level 3's stock price performance, (iv) comparative industry compensation levels and (v) historical cash and compensation levels. The comparable industry compensation data is based in part on public telecommunications companies that are included in the Nasdaq Telecommunications Stock Index, which was chosen as the peer group for the Performance Graph and on the other publicly traded telecommunications and high growth technology companies with comparable market capitalization.

         Determination of the Chief Executive Officer's Compensation

         For Fiscal 1998, the Level 3's performance objectives included:

o complete the separation of the construction operations and non-construction operations of the Company during the first half of 1998 and pursue a listing of the company's common stock;

o complete the construction of Gateway facilities in 15 major U.S. cities and continue to expand the development of both local networks and Level 3's proposed intercity network in the United States;

o commence construction of Level 3's nearly 16,000 mile intercity network after selecting a company to act as program manager for the project;

o secure required rights-of-way for the construction of the U.S. intercity network;

o accelerate the development of networks internationally, primarily in Western Europe;

o attract and retain experienced personnel to enable Level 3 to meet its tactical and strategic goals; and

o continue the acquisition of sufficient capital at an acceptable cost in order to fund the Level 3 business plan.

These goals were met in fiscal 1998. The separation of the construction and non-construction operations of the Company was completed on March 31, 1998 and the company's common stock began trading on The Nasdaq National Market on April 1, 1998. As of December 31, 1998, Level 3 had launched offering services in 15 major U.S. markets. Peter Kiewit Sons', Inc. was selected as the program manager for the construction of the Level 3 U.S. intercity network and construction had commenced by the end of the year. At December 31, 1998, Level 3 had secured a majority of the rights-of-way that are necessary to construct the U.S. intercity network. By the end of 1998, Level 3 had hired approximately 1,200 employees in the communications portion of its business. Finally, during 1998, the Company raised approximately $2.5 billion in gross proceeds from two successful high yield debt offerings.

     Based on the achievement of these goals and for aggressively pursuing the implementation of Level 3's business plan to expand its information services business to provide a broad range of communications services over a new end-to-end network based on Internet Protocol technology, Mr. Crowe received a cash bonus paid in December of 1998 of $300,000 for his performance in fiscal 1998, and was awarded a total of 320,000 Outperform Stock Options.

     Equity Compensation

     The Committee approves all awards made under the Level 3 1995 Stock Plan. Periodically the Committee approves grants to existing employees and also approves awards to new employees as an incentive to join Level 3.

                           The Compensation Committee:

                               Philip B. Fletcher
                                Richard R. Jaros
                                David C. McCourt
                           Michael B. Yanney, Chairman

For the year ended December 31, 1998

Executive Compensation

     The table below shows the annual compensation of the chief executive officer and the next four most highly compensated executive officers of the Company for the 1998 fiscal year (the "Named Executive Officers").

                                                 Annual Compensation                                             All Other
                                                                                                               Compensation
Name and Principal Position    Year                                                Long Term Compensation         ($)(4)
                                                                                                Securities
                                                                 Other Annual    Restricted     underlying
                                                                 Compensation      Stock       Options/SARs
                                        Salary ($)  Bonus ($)        ($)        award(s) (#)      (#)(1)
James Q. Crowe                  1998    350,012     300,000          --             --             --             32,740
President and CEO               1997    144,128        --            --             --             --               --
R. Douglas Bradbury             1998    249,999     250,000        62,500(2)        --             --             70,704
Executive Vice President and    1997    102,564        --            --             --          1,000,000           --
CFO
Kevin J. O'Hara                 1998    237,109     250,000       115,579(2)        --             --             70,704
Executive Vice President and    1997     82,051        --            --             --            500,000           --
COO
Michael D. Jones                1998    151,269     150,000          --           150,000         200,000          4,800
Senior Vice President and
CIO (3)
Mark L. Gershien                1998    183,750     120,000        64,016(1)        --            520,000         42,902
Senior Vice President
   Sales (3)

(1)  See discussion below regarding Outperform Stock Option grants.

(2) Other Annual Compensation means perquisites and other personal benefits received by each of the Named Executive Officers, if over $50,000. The only reportable amounts are amounts that represent relocation allowances and the payment of closing costs relating to the purchase of a new residence in the Broomfield, Colorado area.

(3)  Messrs. Jones and Gershien were not employed by the Company during 1997.

(4) The amounts in this column represent (i) amounts of salary and bonus forgone by the Named Executive Officers pursuant to the Level 3 Communications, Inc. 1998 Deferred Stock Purchase Plan (the "ShareWorks Match Plan"), (ii) Level 3 matching contributions to the ShareWorks Match Plan on behalf of the Named Executive Officers, and (iii) year-end contributions to the accounts of the Named Executive Officers pursuant to the Level 3 Communications, Inc. Employee Stock Bonus Plan (the "ShareWorks Grant Plan"). These amounts are held in accounts for the Named Executive Officers as shares or units of Level 3 Common Stock. These amounts represent the year-end value of such accounts based on the last reported sale price of the Level 3 Common Stock on December 31, 1998.


                                           Option/SAR Grants in Last Fiscal Year
                                                                                             Potential realizeable value at
                                                                                             assumed annual rates of stock
                                                                                             price appreciation for option
                                     Individual Grants                                                    term
                              Number of        Percent of
                             securities          total
                             underlying       options/SARs     Exercise or
                            Options/SARs       granted to       base price     Expiration
Name                         granted (#)    employees in FY       ($/sh)          Date         5% ($)           10% ($)
James Q. Crowe                    --                --                --              --         --                --
R. Douglas Bradbury               --                --                --              --         --                --
Kevin J. O'Hara                   --                --                --              --         --                --
Michael D. Jones             200,000(1)            3%               17.50        5/1/2003   6,540,943        8,253,864
Mark L. Gershien             520,000(2)            9%                6.50       1/19/2008  31,022,298       49,397,825

(1) Options granted to Mr. Jones vest in equal installments over three years. Vesting is accelerated upon a change of control.

(2) Options granted to Mr. Gershien vest in equal installments over five years. Vesting is accelerated upon a change of control.

         No Named Executive Officer received any stock appreciation rights ("SARs") or long-term incentive performance ("LTIP") payouts for the fiscal year ended December 31, 1998.


                          Aggregate Options/SAR Exercises and Fiscal Year End Option/SAR Value Table
                               Shares                       Number of Securities Underlying         Value of Unexercised
                            Acquired on    Value Realized     Unexercised Options/SARs at       In-the-money Options/SARs at
Name                          Exercise           ($)                   FY-End (#)                       FY-End ($)(1)
                                                            Exercisable     Unexerciseable    Exercisable      Unexerciseable
James Q. Crowe                   --                --               --                 --             --                 --
R. Douglas Bradbury              --                --           250,000            750,000      9,425,000          28,275,000
Kevin J. O'Hara                  --                --           125,000            375,000      4,712,500          14,137,500
Michael D. Jones                 --                --               --             200,000            --            5,125,000
Mark L. Gershien                 --                --               --             520,000            --           19,045,000

(1) On December 31, 1998, the last reported sale price for the Level 3 Common Stock as reported by The Nasdaq Stock Market was $43.125.

Outperform Stock Option Grants

     Level 3 has adopted the Outperform Stock Option ("OSO") program, which differs from long term incentive ("LTI") programs generally adopted by Level 3's competitors that make employees eligible for conventional non-qualified stock options ("NQSOs"). While widely adopted, Level 3 believes such NQSO programs reward eligible employees when company stock price performance is inferior to investments of similar risks, dilute public stockholders in a manner not directly proportional to performance and fail to provide a preferred return on stockholders' invested capital over the return to option holders. Level 3 believes that the OSO program is superior to an NQSO-based program with respect to these issues while, at the same time, providing eligible employees a success-based reward balancing the associated risk.

     The OSO program was designed by Level 3 so that its stockholders receive a market related return on their investment before OSO holders receive any return on their options. Level 3 believes that the OSO program aligns directly management's and stockholders' interests by basing stock option value on Level 3's ability to outperform the market in general, as measured by the S&P 500 Index. The value received for awards under the OSO plan is based on a formula involving a multiplier related to how much Level 3 Common Stock outperforms the S&P 500 Index. Participants in the OSO program do not realize any value from OSOs unless the Level 3 Common Stock price outperforms the S&P 500 Index. To the extent that the Level 3 Common Stock outperforms the S&P 500, the value of OSOs to an option holder may exceed the value of NQSOs.

     The following table summarizes the grant of OSOs to the Named Executive Officers during 1998. OSOs are granted quarterly during the year. Effective with the grants made in September 1998, OSOs are granted on the first day of the last month of a calendar quarter.


                                                 OSO Grants in Last Fiscal Year
                                                             Total Number of OSOs at FY-End       Value of Total Unexercised
                     Individual Grants                                   (#)(1)               In-the-money OSOs at FY-End ($)(2)
                           Number of OSOs
                             granted per      Expiration
Name                         Quarter (#)         Date        Exercisable     Unexercisable     Exercisable      Unexercisable
James Q. Crowe                 80,000          4/1/2002           0             320,000             0             2,848,000
                               80,000          7/1/2002
                               80,000          9/1/2002
                               80,000         12/1/2002
R. Douglas Bradbury            25,000          4/1/2002           0             100,000             0               890,000
                               25,000          7/1/2002
                               25,000          9/1/2002
                               25,000         12/1/2002
Kevin J. O'Hara                25,000          4/1/2002           0             100,000             0               890,000
                               25,000          7/1/2002
                               25,000          9/1/2002
                               25,000         12/1/2002
Michael D. Jones               17,500          4/1/2002           0              70,000             0               623,000
                               17,500          7/1/2002
                               17,500          9/1/2002
                               17,500         12/1/2002
Mark L. Gershien               15,000          4/1/2002           0              60,000             0               534,000
                               15,000          7/1/2002
                               15,000          9/1/2002
                               15,000         12/1/2002

(1) An OSO award vests in equal quarterly installments over two years. No OSO award, including a vested OSO award, can be exercised until the second anniversary of the date of its grant. The OSO awards provide for acceleration of vesting and the lifting of the two year prohibition on exercise in the event of a change of control, as defined in the Level 3 1995 Stock Plan (as amended on April 1, 1998).

(2) OSO value at December 31, 1998 has been computed based upon the OSO formula and multiplier as of that date. The value of an OSO is subject to change based upon the performance of the Level 3 Common Stock relative to the performance of the S&P 500 Index from the time of the grant of the OSO award until the OSO award has been exercised.

Section 16(a) Beneficial Ownership Reporting Compliance

     To Level 3's knowledge, no person that was a director, executive officer or beneficial owner of more than 10% of the outstanding shares of Level 3 Common Stock failed to timely file all reports required under Section 16(a) of the Securities Exchange Act of 1934.

Director's Compensation

     During 1998, each of the directors of the Company who were not employed by the Company during 1998 received directors fees consisting of an annual retainer of $124,942. Messers. Yanney and Julian received an annual retainer of $128,000, which includes additional fees for serving as chairman of the Compensation Committee and Audit Committee, respectively. These fees have been paid to these directors in the form of grants of Level 3's Outperform Stock Options.

Certain Relationships and Related Transactions

     All share information has been adjusted to reflect the Company's 2-for-1 stock split, effected as a stock dividend in August 1998.

     In connection with his retention as Chief Executive Officer of the Company, Mr. Crowe entered into an engagement agreement (the "Engagement Agreement") with the Company. Under the Engagement Agreement, the Company acquired from Mr. Crowe, Mr. Bradbury and an additional individual, Broadband Capital Group, L.L.C., a company formed to develop investment opportunities, for a purchase price of $68,523, the owners' cash investment in that company. Pursuant to the Engagement Agreement, the Company sold 10,000,000 shares of the Company's former Class D Diversified Group Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class D Stock") to Mr. Crowe and 2,500,000 shares of Class D Stock to Mr. Bradbury, in each case at $5.425 per share. The Engagement Agreement also provided that the Company would make available for sale, from time to time prior to the consummation of the Split-off, to certain employees of the Company designated by Mr. Crowe in connection with the implementation of the Business Plan, up to an aggregate of 10,500,000 shares of Class D Stock.

     The Company entered into a separation agreement with Mr. Jaros, a director of the Company, in connection with the resignation of Mr. Jaros as an executive officer of the Company effective July 31, 1997. Under the separation agreement, the Company paid Mr. Jaros $262,350 as an executive bonus payment in 1998.

     On July 1, 1998, the Company issued 187,706 shares of its common stock to Mr. Colin V.K. Williams, an Executive Vice President of the Company, in connection with the Company's acquisition of UltraLine (Bermuda) Limited, a company owned by Mr. Williams. The value of the transaction, based upon the trading price of its common stock on that date, was approximately $5 million.

     On June 18, 1998, Level 3 entered into a contract with Peter Kiewit Sons, Inc. for the construction of Level 3's nearly 16,000 mile North American intercity network. Construction, which is expected to be completed during the first quarter of 2001, will cost an estimated $2 billion. In 1998, Level 3 incurred costs under this contract of approximately $87.0 million. In addition, Level 3 has retained PKS as the general contractor for the construction of Level 3's campus headquarters facility being built in the City of Broomfield, Colorado. In 1998, Level 3 incurred costs under this contract of approximately $22.7 million.

     In connection with the Split-off, Level 3 and PKS entered into various agreements intended to implement the Split-off, including a separation agreement and a tax-sharing agreement.

     Separation Agreement. Level 3 and PKS entered into a separation agreement (the "Separation Agreement") relating to the allocation of certain risks and responsibilities between PKS and Level 3 after the Split-off and certain other matters. The Separation Agreement provides that each of PKS and Level 3 will indemnify the other with respect to the activities of its subsidiary business groups, except as specifically provided under other agreements between the companies. The cross-indemnities are intended to allocate financial responsibility to PKS for liabilities arising out of the construction businesses formerly conducted by Level 3, and to allocate to Level 3 financial responsibility for liabilities arising out of the non-construction businesses conducted by Level 3. The Separation Agreement also allocates between PKS and Level 3 certain corporate-level risk exposures not readily allocable to either the construction businesses or the non-construction businesses.

     The Separation Agreement provides that each of Level 3 and PKS will be granted access to certain records and information in the possession of the other company, and requires that each of Level 3 and PKS retain all such information in its possession for a period of ten years following the Split-off. Under the Separation Agreement, each company is required to give the other company prior notice of any intention to dispose of any such information.

     The Separation Agreement provides that, except as otherwise set forth therein or in any related agreement, costs and expenses in connection with the Split-off will be paid 82.5% by Level 3 and 17.5% by PKS. On March 18, 1998, Level 3 and PKS entered into an amendment to the Separation Agreement that provides that PKS will bear substantially all of those expenses if the Level 3 Board determines to force conversion of all outstanding Class R Stock of Level 3 on or before July 15, 1998 (a "Forced Conversion Determination").

     The Level 3 Board made such a determination and, accordingly, substantially all of those expenses will be borne by PKS.

     Tax Sharing Agreement. Level 3 and PKS have entered into a tax sharing agreement (the "Tax Sharing Agreement") that defines each company's rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to operations for tax years (or portions thereof) ending prior to the Split-off and with respect to certain tax attributes of Level 3 and PKS after the Split-off. Under the Tax Sharing Agreement, with respect to periods (or portions thereof) ending on or before the Split-off, Level 3 and PKS generally will be responsible for paying the taxes relating to such returns (including any subsequent adjustments resulting from the redetermination of such tax liabilities by the applicable taxing authorities) that are allocable to the non-construction business and the construction business, respectively.

     The Tax Sharing Agreement also provides that Level 3 and PKS will indemnify the other from certain taxes and expenses that would be assessed on PKS and Level 3, respectively, if the Split-off were determined to be taxable, but solely to the extent that such determination arose out of the breach by Level 3 or PKS, respectively, of certain representations made to the Internal Revenue Service in connection with the private letter ruling issued with respect to the Split-off. Under the Tax Sharing Agreement, if the Split-off were determined to be taxable for any other reason, those taxes and certain other taxes associated with the Split-off (together, "Split-off Taxes") would be allocated 82.5% to Level 3 and 17.5% to PKS. The Tax Sharing Agreement, however, provides that Split-off Taxes will be allocated one-half to each of Level 3 and PKS if a Forced Conversion Determination is made. As a result of the Forced Conversion Determination, the Split-off Taxes will be so allocated. Finally, the Tax Sharing Agreement provides, under certain circumstances, for certain liquidated damage payments from Level 3 to PKS if the Split-off were determined to be taxable, which are intended to compensate stockholders of PKS indirectly for taxes assessed upon them in that event. Those liquidated damage payments, however, are reduced because of the Forced Conversion Determination.

     Mine Management Agreement. In 1992, PKS and Level 3 entered into a mine management agreement (the "Mine Management Agreement") pursuant to which a subsidiary of PKS, Kiewit Mining Group Inc. ("KMG"), provides mine management and related services for Level 3's coal mining properties. In consideration of the provision of such services, KMG receives a fee equal to thirty percent of the adjusted operating income of the coal mining properties. The term of the Mine Management Agreement expires on January 1, 2016.

     In connection with the Split-off, the Mine Management Agreement was amended to provide KMG with a right of offer in the event that Level 3 were to determine to sell any or all of its coal mining properties. Under the right of offer, Level 3 would be required to offer to sell those properties to KMG at the price that Level 3 would seek to sell the properties to a third party. If KMG were to decline to purchase the properties at that price, Level 3 would be free to sell them to a third party for an amount greater than or equal to that price. If Level 3 were to sell the properties to a third party, thus terminating the Mine Management Agreement, it would be required to pay KMG an amount equal to the discounted present value to KMG of the Mine Management Agreement, determined, if necessary, by an appraisal process.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth certain information with respect to the beneficial ownership of Level 3 Common Stock, as of March 9, 1999, by Level 3's directors, the Named Executive Officers, and directors and executive officers as a group, and each person known by the Company to beneficially own more than 5% of the outstanding Level 3 Common Stock.




                                 Number of Shares of       Percent of common
Name                                 common stock       stock beneficially owned

Walter Scott, Jr.(1)                     34,980,455              10.4%
James Q. Crowe                           11,327,614               3.4
R. Douglas Bradbury(2)                    2,805,190                *
Mark L. Gershien(3)                         204,000                *
Kevin J. O'Hara(4)                        1,881,180                *
Colin V.K. Williams                         426,344                *
Philip B. Fletcher                            5,000                *
William L. Grewcock(5)                   11,525,428               3.4
Richard R. Jaros(6)                       3,497,498               1.0
Robert E. Julian                          3,993,580               1.2
David C. McCourt                            115,000                *
Kenneth E. Stinson                          729,728                *
Michael B. Yanney                           100,000                *
Directors and Executive Offic            72,227,376              21.5
as a Group (15 persons)

Donald L. Sturm(7)                       18,373,750               5.5

 * Less than 1%.


(1) Includes 99,700 shares of Level 3 Common Stock held by the Suzanne Scott Irrevocable Trust as to which Mr. Scott shares voting and investment powers.

(2) Includes 250,000 shares of Level 3 Common Stock subject to vested non-qualified stock options.

(3) Includes 104,000 shares of Level 3 Common Stock subject to vested non-qualified stock options.

(4) Includes 46,000 shares of Level 3 Common Stock held by Kevin J. O'Hara Family LTD Partnership. Includes 125,000 shares of common stock subject to vested non-qualified stock options.

(5) Includes 1,154,600 shares of Level 3 Common Stock held by Grewcock Family Limited Partnership. Includes 351,230 shares of Level 3 Common Stock held by the Bill & Berniece Grewcock Foundation as to which Mr. Grewcock shares voting and investment powers.

(6) Includes 370,000 shares of Level 3 Common Stock held by the Jaros Family Limited Partnership. Includes 1,200,000 shares of Level 3 Common Stock held by Mr. Jaros and 800,000 shares of Level 3 Common Stock subject to options held by a grantor trust, of which Mr. Jaros is the residual beneficiary. See "Certain Transactions and Relationships."

(7) Mr. Sturm's business address is 3033 East First Avenue, Denver, Colorado 80206. Based solely on Mr. Sturm's Schedule 13D dated May 5, 1998, adjusted for a subsequent stock dividend, Mr. Sturm owns 15,610,310 shares of Level 3 Common Stock, and has voting and investment power with respect to 2,613,440 shares held by trusts and partnerships established for family members and beneficially owns 150,000 shares as a member of the board of directors of the University of Denver.

Performance Graph

     The following performance graph shall not be deemed to be incorporated by reference by means of any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such acts.

     The graphs below compare the cumulative total return (stock appreciation plus reinvested dividends) of the Company's common stock with two indexes of publicly traded stocks. Prior to the Split-off, the Company had two classes of common stock, Class C Construction & Mining Group Restricted Convertible Exchangeable Common Stock, par value $.0625 per share (the "Class C Stock") and Class D Stock. For substantially all of the periods presented the Company's stock was not publicly traded. Beginning in the fourth quarter 1997, the Company's Class D Stock commenced trading on the over-the-counter market of the National Association of Securities Dealers, Inc. During the fourth quarter, the only quarter during which trading occurred, the range of the high and low bid information for the Class D Stock was $20.41 to $29.00. The Level 3 Common Stock now trades on The Nasdaq National Market under the symbol "LVLT." Because the Split-off occurred during 1998, no performance graph information is presented for the Class C Stock. For performance graph information regarding the Class C Stock, please see the proxy materials of PKS.

     Pursuant to the terms of the Company's Restated Certificate of Incorporation for all periods presented in the graphs depicted below, other than for the last three quarters of 1998, the Company's stock was valued by a formula contained in the Restated Certificate of Incorporation. Company stock was valued at the end of the Company's fiscal year and the formula value was reduced as dividends are declared during the following year. For purposes of the graphs, it has been assumed that dividends were immediately reinvested in additional shares of Level 3 Common Stock, although such reinvestment was not permitted in actual practice. Although for fiscal years prior to 1998, the Company's fiscal year ended on the last Saturday in December, its stock is compared against indexes which assume a fiscal year ending December 31.

     Because of two corporate restructuring events during the last five years, further assumptions about total return are required. The Company's stock was reclassified on January 8, 1992. Each old share of Class C Stock was exchanged for one new share of Class C Stock and one share of Class D Stock. The five year cumulative total return is shown as if the change occurred on January 1, 1992.

     On September 30, 1995, the Company distributed to its Class D stockholders by way of a tax free dividend its stock holdings in MFS Communications Company, Inc. ("MFS"). For each share of Class D Stock, 1.741 shares of MFS common stock and .651 share of MFS preferred stock were distributed. On the distribution date, 1.741 shares of MFS common stock had a public market value of $76.17 and .651 share of MFS preferred stock had a value of $.65 (together, a "distribution unit" of $76.82). For purposes of the graph below, it is assumed that each distribution unit was immediately sold for $76.82 and the proceeds reinvested in additional shares of Class D Stock, which then had the reduced formula price of $40.40 per share.

     The formula value of the Class D Stock was linked to the performance of the Company's Diversified Group (which are the operations that remained in the Company after the Split-off), which is primarily engaged in communications, information services and coal mining businesses.

     The graph compares the cumulative total return of the Level 3 Common Stock (formerly Class D Stock) for the five year period 1993-1998 with the S&P 500 Index, the Dow Jones Coal Index and the Nasdaq Telecommunications Index. The graph assumes that the value of the investment was $100 on December 31, 1992, and that all dividends and other distributions were reinvested. In addition, all stock prices and dividends reflect a dividend of four shares of Class D Stock for each outstanding share of Class D Stock that was effective December 1997 and a dividend of one share of Level 3 Common Stock (formerly Class D Stock) for each outstanding share of Level 3 Common Stock effective August 1998.

                  Comparison of 5 Year Cumulative Total Return
               Among the Level 3 Common Stock, the S&P 500 Index,
        the Nasdaq Telecommunications Index and the Dow Jones Coal Index




                               [Performance Graph]




                                   1993    1994    1995    1996    1997     1998
Common Stock                        100     101     244     270     290    2,147
S&P 500 Index                       100     101     139     171     229      294
Dow Jones Coal Index                100      98     104     113      97       80
NASDAQ Telecommunications Index     100      83     109     112     166      273

                              COMMON STOCK PROPOSAL

     The adoption of the proposal to amend the Company's Restated Certificate of Incorporation (the "Common Stock Proposal") would increase the number of authorized shares of Level 3 Common Stock in the Restated Certificate from 500 million to 1.5 billion.

Reasons for the Common Stock Proposal

     The Board believes the increase in the number of authorized shares of Level 3 Common Stock will provide flexibility in connection with future activities, including:

o    financings;

o    investment opportunities;

o    acquisitions of other companies;

o    stock dividends or splits;

o    employee benefit plans; and

o    for other corporate purposes that the Board deems advisable.

     The Company has announced its intention to issue shares from time-to-time for corporate acquisitions, but there can be no assurance that any such issuance or issuance for other purposes will be made, or, if made, as to the timing, type, or size of any issuance. The authorized but unissued Level 3 Common Stock, including the increased number of shares of Level 3 Common Stock if the Common Stock Proposal is approved by the stockholders and made effective, may be issued from time to time as determined by the Board without further stockholder action, unless issued in transactions, such as certain mergers, which require stockholder approval.

     Accordingly, the Company would be in a position to use its capital stock to take advantage of market conditions and opportunities without the delay and expense associated with the holding of a special meeting of stockholders. Although the Company may, based upon its review of prevailing market conditions, issue and sell shares of Level 3 Common Stock in the public markets, currently there is no agreement, arrangement or understanding relating to an issuance and sale of Level 3 Common Stock. The Company has an effective Registration Statement, which allows for the sale, from time to time, of securities of the Company, including Level 3 Common Stock, with an aggregate value of approximately $1.2 billion. No preemptive rights exist with respect to any outstanding shares of Common Stock. The issuance of additional shares of Level 3 Common Stock may cause dilution in the equity and earnings of the present stockholders.

     Of the 500 million shares of Level 3 Common Stock currently authorized, as of the Record Date, 338,125,256 shares were issued and outstanding. As of the Record Date, there were 161,874,744 shares authorized but unissued, 70,000,000 shares of which were reserved for issuance upon the exercise of awards under the Company's stock plans.

     If the Common Stock Proposal is adopted, the first paragraph of Article 4 of the Restated Certificate will be amended to read as stated in Annex A to this Proxy Statement.

     The Board unanimously recommends a vote FOR approval of the Common Stock Proposal.

                                  OTHER MATTERS

     It is not anticipated that any matters other than those described in this Proxy Statement will be brought before the Annual Meeting. If any other matters are presented, however, it is the intention of the persons named in the proxy to vote the proxy in accordance with the discretion of the persons named in the proxy.

                              STOCKHOLDER PROPOSALS

     Any proposal which a stockholder intends to present at the 2000 Annual Meeting must be received by Level 3 on or before March 27, 2000, but no earlier than February 26, 2000 to be included in the proxy material of Level 3 relating to such meeting. In addition, such proposal must also include a brief description of the business to be brought before the annual meeting, the stockholder's name and record address, the number of shares of Level 3 Common Stock which are owned beneficially or of record by such stockholder, a description or any arrangements or understandings between the stockholder and any other person in connection with such proposal and any material interest of such stockholder in such proposal and a representation that the stockholder intends to appear in person or by proxy at the Annual Meeting. If the stockholder wishes to nominate one or more persons for election as a director, such stockholder's notice must comply with additional provisions as set forth in the Level 3 By-laws, including certain information with respect to the persons nominated for election as directors and any information relating to the stockholder that would be required to be disclosed in a Proxy Filing. Any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 3555 Farnam Street, Omaha, Nebraska, 68131. After June 1, 1999, any such proposals should be directed to the Secretary, Level 3 Communications, Inc., 1025 Eldorado Drive, Broomfield, Colorado, 80021.

                                                                         Annex A

     Set forth below is the text of ARTICLE IV of the Restated Certificate of Incorporation of Level 3 Communications, Inc. if the Common Stock Proposal is approved:

                                   "ARTICLE IV
                            AUTHORIZED CAPITAL STOCK

              The total number of shares of capital stock which the Corporation shall have the authority to issues is 1,018,500,000, consisting of 1,000,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), 8,500,000 shares shall be Class R Convertible Common Stock, par value $0.01 per share (the "Class R Stock") and 10,000,000 shares of Preferred Stock, par value $.01 per share ("Preferred Stock).

              Ten shares of the Common stock are hereby designated as Common Stock, Non-Redeemable Series. The rights, powers, preferences, privileges and limitations of Common Stock, Non-Redeemable Series shall be identical to those of all other shares of Common Stock, except as described in Articles V and IX hereof."

                 [Logo]

                          LEVEL 3 COMMUNICATIONS, INC.




                         ANNUAL MEETING OF STOCKHOLDERS

                             THURSDAY, MAY 27, 1999
                                    9:00 A.M.

                      THE OMAHA CIVIC AUDITORIUM MUSIC HALL
                               17TH AND DAVENPORT
                              OMAHA, NEBRASKA 68101




[Logo]

                          LEVEL 3 COMMUNICATIONS, INC.
                       3555 FARNUM STREET, OMAHA, NE 68131
                                                                 REVOCABLE PROXY
--------------------------------------------------------------------------------
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE ANNUAL MEETING ON MAY 27, 1999.

The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

IF NO CHOICE IS SPECIFIED, THE PROXY WILL BE VOTED "FOR" ITEMS 1, 2 AND 3.

By signing the proxy, you revoke all prior proxies and appoint Thomas C. Stortz and Neil J. Eckstein, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments as described in the Notice of Annual Meeting and Proxy Statement dated April 26, 1999, receipt of which is hereby acknowledged.



                      SEE REVERSE FOR VOTING INSTRUCTIONS.

                          TO BE SIGNED ON REVERSE SIDE.

                                                                       COMPANY #
                                                                       CONTROL #

THERE ARE THREE WAYS TO VOTE YOUR PROXY

YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE YOUR SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.

VOTE BY PHONE -- TOLL FREE -- 1-800-240-6326 -- QUICK --- EASY --- IMMEDIATE

o Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above.
o    Follow the simple instructions the Voice provides you.

VOTE BY INTERNET -- HTTP://WWW.EPROXY.COM/LVLT/ -- QUICK -- EASY -- IMMEDIATE

o    Use the Internet to vote your proxy 24 hours a day, 7 days a week.
o You will be prompted to enter your 3-digit Company Number and your 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we've provided or return it to Level 3 Communications, Inc., c/o Shareowner Services-, P.O. Box 64873, St. Paul, MN 55164-0873.

IF YOU VOTE BY PHONE OR INTERNET, PLEASE DO NOT MAIL YOUR PROXY CARD

       THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.   Election of directors: 01 William L. Grewcock 03 Robert E. Julian
                            02 Richard R. Jaros    04 David C. McCourt
                            [ ]  Vote FOR          [ ]  Vote WITHHELD
                                 all  nominees          from all nominees

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)

2. To adopt an amendment to Level 3 Communications, Inc.'s Restated Certificate of Incorporation to increase the number of authorized shares of common stock from 500 million to 1.5 billion. [ ]For [ ] Against [ ] Abstain

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof. [ ]For [ ] Against [ ] Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.



Address Change? Mark Box [ ] Indicate changes below:

Date -------------------------------------------------------


Signature(s) in Box
Please sign exactly as your name(s) appear on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.